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                                                                   EXHIBIT 10.27

                     [iDine Reward Networks Inc. Letterhead]

March 14, 2003

Mr. David Marks
4621 Dickinson Way
Doylestown, PA 18901

Dear David:

On behalf of iDine Rewards Network, Inc. ("iDine" or "Company"), I am very pleased to offer you the position of Chief Operating Officer, Hotels. You will report to me during the development of this division and ultimately you will report to George Wiedemann, President and CEO.

The terms of the offer include the following:

Effective Date/Start Date - April 7, 2003

Base Salary - Your annual base salary is $200,000 and is paid biweekly. Your compensation will be reviewed annually in conjunction with all other senior management compensation reviews.

Signing Bonus - You will be granted a signing bonus of $35,000.

iDine Bonus - In 2003 and beyond, you will be entitled to participate in the senior management bonus program, the specific terms of which are approved annually by the Compensation Committee of the Board. For the 2003 bonus program you will be eligible for a bonus that is equal to 75% of your base salary in two components.

1. The base goal will be equal to 50% of base salary ($100,000) and is in two components:

     a.   1/2 ($50,000) based on meeting your quarterly MBO's

     b. 1/2 ($50,000) based on achieving hotel budget goals (subject to phase in at 80% of plan)

2. The Corporate portion of the goal will equal 25% of the base salary ($50,000) based on overall corporate profitability against budget.

Attorney Fees - The Company will reimburse a maximum of $3,500 for employment contract review.

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Relocation - You will not be required to relocate to Chicago. However, we mutually agree that no later than the 12 month anniversary of your employment you and we agree to reconsider the relocation issue in good faith and to effect your relocation if we mutually deem it to be in the Company's interests. At that time, the Company will reimburse you for all reasonable pre-approved house hunting, real estate commissions and other relocation expenses associated with your move to Chicago. Until you relocate, the expense of maintaining a domicile in the Chicago area will be at your expense. The Company will pay for travel expenses to and from Chicago. For the first 6 weeks of your employment the Company will reimburse you for hotel accommodations to provide an opportunity for you to find suitable accommodation.

iDine Rewards Network Stock Option - You will be granted an option to purchase 100,000 shares of iDine Rewards Network, Inc. common stock at an exercise price equal to the closing price of the Company's stock on the date of your acceptance of this employment offer from the Company. These options will vest ratably on each of the first four (4) anniversaries of your start date and be governed according to the terms of the Company's 1996 Long Term Incentive Plan ("LTIP"). In each of the next three years you will be eligible for additional grants of 50,000 options per year (150,000 options in the aggregate) based on achieving hotel business unit goals that will be mutually determined after your start date. In addition, while no assurances can be given, if performance against these to-be-determined hotel business unit goals is deemed exceptional by iDine and its board of directors then accelerated granting of the 150,000 options would be strongly considered.

In addition, the Board of Directors of iDine considers additional options grants for the senior executives of the corporation based on corporate and individual performance. As a member of the senior executive team, you will be eligible for consideration for these additional option grants.

Employee Benefits - You will be entitled to the Company's comprehensive benefits package (medical, dental, long and short-term disability, Company matching 401K plan) and the iDine executive dining benefit. All employees are entitled to two weeks vacation and an additional week after 5 years of service. Employees are also granted 6 personal days each year.

Termination without cause; change of control - If your employment is terminated for any reason other than Cause (as defined below), disability or death or if there is a change of control event (as defined in the Company's LTIP) and a diminution in your duties resulting from such change of control event, you will receive 12 months of base salary (paid pursuant to the Company's normal payroll practices) as your then prevailing base salary from the date of your termination, participate in the senior management bonus pool (if any and then paid only when all other bonus payments are made to senior management personnel) based on a pro-rated year from the date of your termination. You will also be entitled to vesting of 50% (50,000) of your initial option grant of 100,000 options if you are terminated without cause in the first year of your employment and if you are terminated without cause after your first anniversary your initial grant of 100,000 options will vest at 100% as well as full vesting in any granted options at that time. You will also receive full vesting in the Company's 401K plan. As long as you are receiving a regular salary from the Company, you will have the option to continue coverage in the Company's health care plan for the statutory period provided by COBRA and the Company will pay for your costs associated with such

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participation. Any employee-only dining privileges will cease upon the termination of salary continuation.

"Cause" shall mean an event where the employee (a) commits any act of fraud, willful misconduct or dishonesty in connection with his employment or which injures iDine or its direct or indirect subsidiaries; (b) commits a material violation of any law, rule or regulation of any governmental authority (state, federal or foreign) or any securities exchange or association or other regulatory or self-regulatory body; (c) is charged with a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or a felony; (d) gives or accepts undisclosed commissions or other payments in cash or in kind in connection with the affairs of iDine or any of its direct or indirect subsidiaries or their respective clients.

Non-Compete - In the event you leave iDine's employ voluntarily or in the event of termination for cause, for a period of one year following your termination date and as long as you are receiving severance payments and benefits, you will not directly or indirectly (i) be employed by or perform work as a director, officer, independent contractor, partner or consultant for any business in which the Company is engaged at such date in any geographic region in which the Company conducts business ("business" shall be defined as the administration of a rewards program substantially similar to the iDine program).

Confidentiality - You shall treat as confidential and not disclose to any person not affiliated with iDine all non-public and proprietary information and data about the business, operations, employees, programs, plans and financial results, projections and budgets of iDine and its affiliates which are disclosed to you during your employment. You will be asked to sign the Company's standard confidentiality agreement which agreement shall survive the termination of your employment for any reason.

David, I am delighted to offer you the position of Chief Operating Officer, Hotels. I am confident that your acceptance of this offer will be the start of a very successful adventure for you and iDine. Of course, I am available to you to discuss this letter and answer any questions that you may have.



Sincerely,                                       Agreement Accepted:


/s/ Gregory J. Robitaille                        /s/ David Marks
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Gregory J. Robitaille                            David Marks
EVP, Corporate Development                       Date: March 15, 2003